SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                         ROCHESTER MEDICAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                        ROCHESTER MEDICAL CORPORATION
                        1500 SECOND AVENUE NORTH WEST
                        STEWARTVILLE, MINNESOTA 55976
                           TELEPHONE (507) 533-4203

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD JANUARY 16, 1997

The Annual Meeting of Shareholders of Rochester Medical Corporation (the "Company") will be held Thursday, January 16, 1997, at 3:30 o'clock p.m. (Central Standard Time) in the Ball Room East, Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota 55402 to consider and take action upon the following matters:

      1. To elect six directors to serve until the next Annual Meeting of Shareholders.

      2. To ratify the amendment to the Company's 1991 Stock Option Plan increasing to 700,000 the number of shares reserved for issuance thereunder.

      3. To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending September 30, 1997.

      4. To act upon any other business that may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on December 2, 1996, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ Anthony J. Conway
                                              Anthony J. Conway,
                                              PRESIDENT AND SECRETARY
Dated: December 19, 1996

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                          ROCHESTER MEDICAL CORPORATION
                          1500 SECOND AVENUE NORTH WEST
                          STEWARTVILLE, MINNESOTA 55976
                            TELEPHONE (507) 533-4203

                               PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                               JANUARY 16, 1997

                    SOLICITATION AND REVOCABILITY OF PROXY

This Proxy Statement is furnished to the shareholders of Rochester Medical Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the 1997 Annual Meeting of Shareholders of the Company to be held on January 16, 1997, at 3:30 o'clock p.m. (Central Standard Time) in the Ball Room East of the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota 55402, or at any adjournment(s) thereof (the "1997 Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. The persons named as proxies in the enclosed form of proxy will vote the Common Stock according with instructions given therein or, if no instruction is given, then according to their judgment. A person giving a proxy may revoke it before it is exercised by delivering to the Secretary of the Company a written notice terminating the proxy's authority or by duly executing a proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

The Company will pay expenses for solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by special letter.

So far as the management of the Company is aware, only matters described in this Proxy Statement will be acted upon at the meeting. If another matter requiring a vote of shareholders properly comes before the meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

A copy of the Company's Annual Report on Form 10-KSB, including financial statements, for the fiscal year ended September 30, 1996, is being furnished to each shareholder with this Proxy Statement.

The principal executive offices of the Company are located at 1500 Second Avenue North West, Stewartville, Minnesota 55976. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is December 19, 1996.

                     RECORD DATE AND VOTING OF SECURITIES

The Common Stock of the Company without par value is the only authorized voting security of the Company. Only holders of the Company's Common Stock whose names appear of record on the Company's books on December 2, 1996, are entitled to receive notice of, and to vote at, the 1997 Annual Meeting. At the close of business on December 2, 1996, a total of 4,128,500 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights.

                      PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES
The Company's By-Laws provide that the Shareholders or the Board of Directors may set the number of directors to constitute the Company's Board of Directors. The Board of Directors has determined to set the number of directors at six. Each director is elected at the Annual Meeting of Shareholders to hold office until the Annual Meeting of Shareholders next held after his or her election.

It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

                                DIRECTOR
NAME                    AGE      SINCE                    POSITION

Anthony J. Conway       52        1988     Chairman of the Board, Chief
                                            Executive Officer, President,
                                            Secretary and Treasurer
 Philip J. Conway       40        1988     Director, Vice President, Operations
 Richard D. Fryar       49        1988     Director, Vice President, Research
                                            and Development
 Darnell L. Boehm       48        1995     Director
 Peter R. Conway        42        1988     Director
 Roger W. Schnobrich    66        1995     Director

ANTHONY J. CONWAY, a founder of the Company, has served as Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer of the Company since May 1988. In addition to his duties as Chief Executive Officer, Mr. Anthony Conway actively contributes to the Company's research and development and design activities. From 1979 to March 1988, he was President, Secretary and Treasurer of Arcon Corporation ("Arcon"), a company that he co-founded in 1979 to develop, manufacture and sell latex-based male external catheters and related medical devices. Prior to founding Arcon, Mr. Anthony Conway worked for twelve years for International Business Machines Corporation ("IBM") in various research and development capacities. Mr. Anthony Conway is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 11 have resulted in issued United States patents.

PHILIP J. CONWAY, a founder of the Company has served as Director and as Vice President of Operations of the Company since May 1988. Mr. Philip Conway is responsible for overseeing plant design and operation, and is also active in the Company's research and development and design activities. From 1979 to March 1988, Mr. Philip Conway served as Plant and Production Manager of Arcon, a company that he co-founded. Prior to joining Arcon, Mr. Philip Conway was employed in a production supervisory capacity by AFC Corp., a manufacturer and fabricator of fiberglass, plastics and other composite materials. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 11 have resulted in issued United States patents.

RICHARD D. FRYAR, a founder of the Company, has served as a Director and as Vice President of Research and Development of the Company since May 1988. Mr. Fryar is responsible for overseeing the Company's research and development and regulatory affairs activities. From 1984 to March 1988, Mr. Fryar was employed by Arcon, a company that he co-founded, in research and development capacities. From 1969 to 1984, he was employed by IBM in various research and development capacities. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date have resulted in issued United States patents.

DARNELL L. BOEHM has served as a Director of the Company since October 1995. Since 1986, Mr. Boehm has served as a Director and the Chief Financial Officer and Secretary of Aetrium, Inc., a manufacturer of electromechanical equipment for handling and testing semiconductor devices. From October 1988 to March 1993, Mr. Boehm served as the Acting President of Genesis Labs, Inc., a manufacturer of medical diagnostic products. He is also the principal of Darnell L. Boehm & Associates, a management consulting firm.

PETER R. CONWAY has served as a Director of the Company since May 1988. He is a Director and the Chairman and Chief Executive Officer of Halcon Corporation, a manufacturer of quality custom office furniture of which he was a co-founder in 1978. From 1979 to 1985 Mr. Peter Conway served as a director of Arcon.

ROGER W. SCHNOBRICH has served as a Director of the Company since October 1995. Mr. Schnobrich is a senior attorney with the Minneapolis, Minnesota, law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. Mr. Schnobrich serves as a director of Developed Technology Resource Inc., a company that invests in business, technology and infrastructure in the former Soviet Union.

Messrs. Anthony J. Conway, Philip J. Conway and Peter R. Conway are brothers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY FOR THE ENSUING YEAR.

BOARD MEETINGS
During the fiscal year ended September 30, 1996, the Board of Directors met on 5 occasions and adopted resolutions by unanimous written consent on 14 additional occasions.

COMMITTEES
The Board of Directors established a Compensation Committee and an Audit Committee. The Audit Committee has oversight over the process of auditing the Company's internally prepared financial statements, and is charged with reviewing any potential conflicts of interest. The Compensation Committee has power and authority to recommend compensation for the Company's executive officers. Messrs. Boehm and Schnobrich are members of each committee. Mr. Anthony J. Conway also serves ex officio as a member of each committee. The Compensation Committee met once during the fiscal year ended September 30, 1996. The Audit Committee met once in November 1996 with regard to the Company's 1996 fiscal year.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS
No director of the Company attended fewer than 75% of all board and committee meetings.

NOMINATING PROCEDURES
Candidates for election to the Board of Directors of the Company are chosen by the existing Board after taking into consideration the recommendations of the Company's executive officers, the Company's investment bankers and the Company's shareholders.

Shareholders wishing to submit recommendations for nomination should send them in writing to the attention of the Company's Chairman at the Company's principal executive office within sixty days after the end of the Company's fiscal year.

COMPENSATION OF DIRECTORS.
No director who is also an employee of the Company receives any separate compensation for services as a director.

Non-employee directors currently receive reimbursement of out-of-pocket expenses incurred with respect to their duties as board or committee members.

Non-employee directors also each receive an automatic grant of options to purchase 1,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"). Under the 1991 Stock Option Plan, each director who is elected or reelected and who is not an employee of the Company is entitled to an Automatic Grant of a non-qualified option for 1,000 shares of Common Stock ("Automatic Grant"). Each Automatic Grant has the following terms: (1) the exercise price is equal to the fair market value (as defined in the 1991 Stock Option Plan) of the Common Stock on the date of grant;
(2) the exercise price is payable upon exercise in cash or in Common Stock held at least six months, (3) the term of the option is 7 years, (4) the option is immediately exercisable and (5) the option expires if not exercised within twelve months (i) after the optionee ceases to serve as a Director or (ii) following the optionee's death.

Messrs. Darnell Boehm, Roger W. Schnobrich and Peter R. Conway are the only non-employee Directors of the Company and therefore the only Directors eligible to receive the compensation described above. Messrs. Boehm and Schnobrich were initially elected to the board in October 1995, and each then received an initial stock grant of 500 shares having a fair market value of $16.00 per share. In February 1996, Messrs. Boehm, Peter Conway and Schnobrich each were also granted an option to purchase 20,000 shares of the Company's Common Stock at the exercise price of $13.00 per share. Each such option vests and becomes exercisable in an initial increment of 5,000 shares on March 31, 1996, and thereafter in incremental amounts of 1,250 shares at the end of each succeeding calendar quarter during which the Optionee continues to be a director of the Company, commencing with the vesting date of June 30, 1996, until fully vested and exercisable on March 31, 1999. Each such option is exercisable for such vested increments at any time, or from time to time, until the earliest of (i) twelve months after the director ceases to be a director whether by resignation or failure to be re-elected as a director of the Company, (ii) 12 months after his death or (iii) 5:00 o'clock p.m. CST on September 30, 2006.

EXECUTIVE OFFICERS
In addition to its executive officers who are also directors of the Company, the Company employs the following executive officers:

NAME                     AGE                 POSITION

Alfred T. Mannino        47    Senior Vice President
Martyn R. Sholtis        37    Vice President, Sales and Marketing
Brian J. Wierzbinski     38    Chief Financial Officer

ALFRED T. MANNINO has served as the Company's Senior Vice President since August, 1996, and previously as its Executive Vice President from November 1994. Mr. Mannino is generally responsible for strategic market planning for the Company's FEMSOFT(TM) female continence insert. From 1991 to 1994 he served as Vice President of Sales and Marketing of Dacomed Corporation, a company that produces and sells incontinence and impotence devices and diagnostic equipment. Mr. Mannino has over 26 years of experience in sales and marketing management of incontinence related products.

MARTYN R. SHOLTIS has served as Vice President, Sales and Marketing of the Company since April 1992. Mr. Sholtis' responsibilities include the sales and marketing of ROCHESTER MEDICAL(R) brand products in international markets and the management of the Company's private label relationships, including its strategic alliance with ConvaTec. From 1985 to April 1992 Mr. Sholtis was employed by Sherwood Medical, a company that manufactures and sells Foley catheters and a variety of other urologic and hospital-based medical products, most recently as Regional Sales Manager for the Nursing Care Division, with responsibility for twelve states in the midwest region.

BRIAN J. WIERZBINSKI has served as the Company's Chief Financial Officer since February 1996, with principal responsibility for management of the Company's financial and administrative affairs. From 1986 until joining the Company in 1996, Mr. Wierzbinski was employed in various financial and financial management capacities by Ecolab, Inc., most recently as Asia Pacific Vice President, planning and control. Prior to joining Ecolab, Mr. Wierzbinski was employed for six years in various audit and audit management capacities by KPMG Peat Marwick. Mr. Wierzbinski is a certified public accountant and holds a BA degree in accounting and business administration from St. Johns University, Collegeville, Minnesota.

The Company's executive officers are employed pursuant to annually renewing employment agreements which continue until terminated by either the Company or the employee. Under each respective agreement, employment continues unless terminated by the employee or by the Company. Each such agreement contains confidentiality and assignment of invention provisions benefiting the Company, and the employment agreements with Messrs. Conways and Fryar also contain non-competition provisions benefiting the Company. Excepting the provision of certain life and disability insurance benefits to Mr. Sholtis, the Company has no separate retirement, pension, profit sharing, or insurance plans for its officers. The Company may in the future adopt such plans and may also adopt a compensation plan substantially increasing officers' salaries based upon performance of the Company.

SIGNIFICANT EMPLOYEES
The Company's significant employees who are not executive officers are as follows:

James T. Grebin, age 31, has served as the Company's Production Manager since 1991. He holds a bachelor of technology degree from the University of Northern Iowa.

Robert Anglin, age 29, has served as the Company's quality manager since 1991. Mr. Anglin holds a bachelor of science degree in production/operations management from Winona State University, and a CPIM certification from the American Production and Inventory Control Society.

Stephan P. Christopher, age 42, has served as the Company's Controller since September 1995. Prior to joining the Company, he was employed for one year by Winona Mechanical Inc., as Controller, and for eight prior years by EMD Associates in various accounting capacities, most recently as Accounting Supervisor. Mr. Christopher holds a bachelor of arts degree in accounting from Winona State University.

Mary Wilen, age 48, has served as the Company's Director of Clinical and Regulatory Affairs since February 1996. Prior to joining the Company, she was employed in a similar capacity by Urohealth Systems (formerly Dacomed Corporation) for ten years. Ms. Wilen is a licensed practical nurse, and has held research positions with the Little Rock Arkansas Veterans Administration and the University of Arkansas for Medical Sciences, and has co-authored numerous research publications.

Horst Oeckinghaus, age 68, has served a the Company's Vice President of International Sales since March 1996. Mr. Oeckinghaus is responsible for establishing and overseeing the Company's foreign distributor's of Rochester Medical branded products. From October 1994 through March 1996, Mr. Oeckinghaus was the owner and principal officer of International Marketing Company which served as an independent marketing and sales consultant for overseas sales of technical products, including service to the Company. From 1989 through October 1994, Mr. Oeckinghaus was employed as Vice President International by Osborn Medical Systems. Mr. Oeckinghaus has over 35 years experience in international sales. He is a member of the Society of Plastic Engineers and of the American Society of Tool and Manufacturing Engineers, and he holds a masters of business administration equivalent degree from the Universities of Bonn and Hamburg.

James Carper, age 45, has served as the Company's Director of Marketing since August 1995 and, previously, as a regional sales manager from June 1994 to August 1995. Prior to joining the Company, Mr. Carper was employed for 15 years in various sales and sales management capacities by Sherwood Medical, most recently as Marketing Manager for Urology Products. Mr. Carper holds a bachelor of science degree from Miami University.

David Oates, age 36, has served as the Company's National Sales Manager since September 1996. Prior to joining the Company, Mr. Oates was National Sales Manager for four years for Laser Scope, a medical device manufacturer. For five years previous to his employment by Laser Scope, he was a Regional Sales Manager for Mentor Corporation. Mr. Oates holds a bachelor of science degree in marketing from California State University, Fresno, and advanced management certificates from the University of Michigan and the University of California, Berkeley.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth, as of December 2, 1996, certain information with respect to the beneficial ownership of the Common Stock of the Company by (i) each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the "Summary Compensation Table" below and (iv) all directors and executive officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

 NAME AND ADDRESS                 AMOUNT AND NATURE          PERCENT OF
OF BENEFICIAL OWNER           OF BENEFICIAL OWNERSHIP(1)        CLASS

Anthony J. Conway(2)(3)(4)              423,195                 10.25%
Philip J. Conway(2)(3)(5)               241,200                  5.84%
Richard D. Fryar(2)(6)                  183,800                  4.45%
Darnell L. Boehm(7)                      16,900                    *
Peter R. Conway(3)(8)                    87,200                  2.10%
Roger W. Schnobrich(9)                   23,500                    *
Alfred T. Mannino(2)(10)                 44,000                  1.06%
Martyn R. Sholtis(2)(11)                 32,050                    *
Brian J. Wierzbinski(2)                   1,000                    *
Invesco PLC(12)                         250,000                  6.06%
All Officers and Directors
 as a group (9 persons)               1,052,845                 24.86%

* Less than 1%

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 2, 1996, are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) The address of each executive officer of the Company is 1500 Second Avenue N.W., Stewartville, Minnesota 55976.

(3) Messrs. Anthony J. Conway, Peter R. Conway and Philip J. Conway are brothers.

(4) Includes 45 shares held for the benefit of Mr. Anthony J. Conway's minor child.

(5) Includes 1,000 shares held in an IRA for the benefit of Mr. Philip J. Conway, and 1,000 shares held in an IRA for the benefit of his wife, as to which he disclaims beneficial ownership.

(6) Includes 4,000 shares held for the benefit of M. Fryar's minor child, and 5,000 shares held of record by his wife, as to which he disclaims beneficial ownership.

(7) Includes 900 shares held for the benefit of a minor child. Includes also 11,000 currently exercisable options at prices ranging from $13.00 to $14.75 per share. Mr. Boehm's address is 19330 Bardsley Place, Monument, Colorado 80132.

(8) Includes 15,000 currently exercisable options at prices ranging from $8.25 to $14.75 per share. Mr. Peter R. Conway's address is 501 Old Territorial Road, Chatfield, Minnesota 55923.

(9) Includes 12,000 shares held in the Popham, Haik, Schnobrich and Kaufman, Ltd., Retirement Plan for the benefit of Mr. Schnobrich. Includes also 11,000 currently exercisable options at prices ranging from $13.00 to $14.75 per share. Mr. Schnobrich's address is 3300 Piper Jaffray Tower, Minneapolis, Minnesota 55402.

(10) Includes 40,000 currently exercisable options at a price of $8.25 per share.

(11)  Includes 30,000 currently exercisable options at $6.75 per share.

(12)  The address of Invesco PLC is 11 Devonshire Square, London EC2M 4YR,
      England.

                            EXECUTIVE COMPENSATION

The Board of Directors determines the level of compensation paid to the Company's executive officers. 1996 compensation for Messrs. Conways and Fryar was established upon recommendation of the Compensation Committee based upon the 1993 Ernst & Young "Middle Market Survey" of 750 companies showing the average executive compensation paid by companies having annual sales ranging from $2 million to $5 million. All compensation paid by the Company for services rendered during the fiscal years ended September 30, 1994, 1995 and 1996 for each executive officer is set forth in the following table:

SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                               FISCAL                    OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR        SALARY       COMPENSATION     COMPENSATION
Anthony J. Conway              1996      $  90,700             --             --
 Chief Executive Officer       1995         55,000             --             --
 and President                 1994         53,000             --             --

Philip J. Conway               1996      $  79,700             --             --
 Vice President of             1995         67,500             --             --
 Operations                    1994         64,200             --             --

Richard D. Fryar               1996      $  79,700             --             --
 Vice President of Research    1995         67,500             --             --
 and Development               1994         64,200             --             --

Alfred T. Mannino              1996      $ 125,100             --             --
 Senior Vice President         1995        105,000        $86,500(1)
                              1994             --             --

Martyn R. Sholtis              1996      $ 124,400          3,942(2)
 Vice President of Sales       1995        126,500          7,602(2)          --
 and Marketing                 1994        106,964          7,642(2)          --

Brian J. Wierzbinski           1996      $63,500(3)        57,300(4)          --
 Chief Financial Officer       1995             --             --             --
                               1994             --             --             --

(1) Includes stock grant of 4,000 shares of Common Stock valued at $35,000 and relocation benefits of $51,500.

(2)   Includes automobile and insurance benefits.

(3) Mr. Wierzbinski joined the Company in February, 1996. His salary is presently $100,000 per year.

(4)   Includes relocation benefits.

                  OPTIONS/SAR GRANTS DURING LAST FISCAL YEAR

Stock options granted to the Company's executive officers during the fiscal year ended September 30, 1996, are shown in the following table of Option Grants. The Company has never awarded any Stock Appreciation Rights.

                                 OPTION GRANTS


                                                                                             POTENTIAL
                                                                                             REALIZABLE
                                     INDIVIDUAL GRANTEE                                       VALUE AT
                                      PERCENT OF TOTAL                                     ASSUMED ANNUAL
                                       OPTIONS GRANTED                                     RATES OF STOCK
                          OPTIONS            TO            EXERCISE                      PRICE APPRECIATION
                          GRANTED         EMPLOYEES         PRICE      EXPIRATION        FOR OPTION TERM(1)
NAME                        (#)        IN FISCAL YEAR     ($/SH)(2)       DATE            5%            10%
Martyn R. Sholtis        15,000(3)           8.43%         $14.75       12/31/05      $  360,400    $  573,900
Brian J. Wierzbinski     80,000(4)          44.94%         $14.375       6/30/06      $1,873,200    $2,982,800

(1) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.

(2) The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price is payable in cash, or, at the discretion of the Stock Option Committee, in Common Stock of the Company already owned by the optionee or by promissory note acceptable to the Company.

(3) The option becomes exercisable for the option shares in three equal and successive annual installments, commencing March 28, 1997, over optionee's term of service. The option is subject to earlier termination in the event of optionee's cessation of service with the Company.

(4) The option becomes exercisable for the option shares in four equal and successive annual installments over optionee's term of service, subject to partial earlier vesting in the event of an acquisition or change of control prior to February 20, 1997. The option is subject to earlier termination in the event of the optionee's cessation of service with the Company.

                     OPTIONS EXERCISED DURING FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES
                    (Fiscal year ended September 30, 1996)

The value of unexercised stock options held by the Company's executive officers at fiscal year end is set forth in the following table. No stock options were exercised by any of the Company's executive officers during the past fiscal year.


                                                                                                        VALUE OF
                                                                      NUMBER OF                        UNEXERCISED
                                                                     UNEXERCISED                      IN-THE-MONEY
                                                                     OPTIONS AT                        OPTIONS AT
                                  SHARES         VALUE           SEPTEMBER 30, 1996               SEPTEMBER 30, 1996(1)
                                 ACQUIRED      REALIZED
NAME AND PRINCIPAL POSITION     ON EXERCISE      $(2)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Alfred T. Mannino                    0             0          40,000          60,000(3)        $335,000         $502,500
 Senior Vice
 President

Martyn R. Sholtis                    0             0          30,000          35,000(4)        $296,250         $225,625
 Vice President
 Sales & Marketing

Brian J. Wierzbinski                 0             0               0          80,000(5)        $     --         $180,000
 Chief Financial Officer


(1) An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at September 30, 1996 was $16.625 per share.

(2) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(3) Granted September 29, 1994, under the Company's 1991 Stock Option Plan; exercisable at $8.25 per share.

(4) 50,000 granted June 20, 1994, under the Company's 1991 Stock Option Plan; exercisable at $6.75 per share. 15,000 granted March 28, 1996 under the Company's 1991 Stock Option Plan; exercisable at 14.75 per share.

(5) Granted February 1, 1996, under the Company's 1991 Stock Option Plan; exercisable at $14.375 per share.

           LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The Company made no grants of long term incentive compensation during the fiscal year ended September 30, 1996.

              COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The following of the Company's Officers and Directors each filed a Form 5 in October 1996, reporting receipt of options granted by the Company during the fiscal year ended September 30, 1996: Martyn R. Sholtis, Brian J. Wierzbinski, Peter R. Conway, Darnell L. Boehm and Roger W. Schnobrich. See "Compensation of Directors" and "Option/SAR Grants During The Past Fiscal Year."

                            MEDICAL ADVISORY BOARD

The Company has established a Medical Advisory Board comprised of individuals with expertise in fields relevant to the Company. Members of the Company's management and scientific and technical staff consult from time to time with members of the Medical Advisory Board. The current members of the Medical Advisory Board are:

TAMARA G. BAVENDAM, M.D., is an Associate Professor of Urology and director of the Female Urology Clinic at the University of Washington in Seattle, Washington. Dr. Bavendam is also a member of the Board of Directors of Help for Incontinent People, Inc., and the President and a member of Board of Directors of Women in Urology.

DIANE KASCHAK NEWMAN, R.N.C., M.S.N., is an adult nurse practitioner who has ten years of experience with the assessment and management of urinary incontinence. Ms. Newman is the founder and President of DKN & Associates, Inc., Chief Executive Officer and President of Access to Continence Care & Treatment, Inc., and a founder and owner of Golden Horizons, Inc., all three of which are companies devoted to various aspects of the assessment and management of urinary incontinence. Ms. Newman is Co-chairperson of the Clinical Practice Guideline of "Urinary Incontinence in the Adult" of the Agency for Health Care Policy and Research at the US Department of Health and Human Services. Ms. Newman is also the Executive Director of the Institute for Health Promotion and Research.

                             CERTAIN TRANSACTIONS

In connection with his employment by the Company, the Company loaned to Mr. Alfred T. Mannino in 1994 without interest the amount of $226,000 to permit Mr. Mannino to purchase a new home located in the Rochester, Minnesota. The loan was repaid in full during the fiscal year ended September 30, 1996.

George H. Frisch, the Company's corporate legal counsel and a shareholder of the Company, is the brother-in-law of Anthony J. Conway, Philip J. Conway and Peter
R. Conway, two of whom are officers and all of whom are directors of the Company. During the fiscal year ended September 30, 1996, the Company paid to such counsel as fees and expenses approximately $82,800 for general legal services. Management believes the fees paid for the services rendered to the Company were on terms at least as favorable to the Company as could have been obtained from an unrelated party in an arm's length transaction.

During the fiscal year ended September 30, 1996, the Company paid Halcon Corporation the sum of $86,000 as partial payment of a contract in amount of $258,000 for the purchase of office furniture for the Company's new office and manufacturing facility. Halcon Corporation, a manufacturer of office furniture, is owned and managed by Peter R. Conway, who is a director of the Company and the brother of Anthony J. Conway and Philip J. Conway, who are each directors and principal officers of the Company. Management believes the amount paid and the terms of the agreement for the purchase of office furniture are at least as favorable to the Company as could have been obtained from an unrelated party in an arm's length transaction.

                    PROPOSAL 2: RATIFICATION OF AMENDMENT
                          TO 1991 STOCK OPTION PLAN

The purpose of the 1991 Stock Option Plan ("1991 Plan") is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain persons of ability to perform services for the Company by providing an incentive to such individuals though equity participation in the Company and by awarding such individuals who contribute to the achievement by the Company of its economic objectives.

The 1991 Plan was originally adopted by the Board of Directors of the Company ("Board") on April 21, 1991; amended by them on September 23, 1991; and ratified as amended by the Company's shareholders on January 30, 1992. The 1991 Plan was later amended by the Board on October 26, 1994 to increase the number of shares authorized for issuance thereunder to 300,000 shares, and the amendment was ratified by the Corporation's shareholders on February 2, 1995.

The 1991 Plan allows eligible employs of the Company to be granted one or more of the following (i) options to purchase Common Stock that qualify as "incentive stock options" ("Incentive Options"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) options to purchase Common Stock that do not qualify as Incentive Options ("Non-Statutory Options"). Directors of the Company who are not full time employees of the Company each receive an automatic grant of a Non-Statutory Option to purchase 1,000 shares of Common Stock upon annual election or reelection by shareholders. Incentive Options and Non-Statutory Options subject to automatic grant must be granted at 100% of fair market value at the date of grant. Incentive Options and Non-Statutory Options are collectively referred to herein as "Options". No option may be issued under the Plan to any person who, upon exercise of such option, would own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation. No more than 700,000 shares of Common Stock may be cumulatively available for issuance under the 1991 Plan.

The Board may suspend or terminate the 1991 Plan or any portion thereof at any time. The Board may also amend the 1991 Plan at any time, but such action may not, without the consent of the affected participants, adversely affect the rights or obligations of the participants under outstanding Options. The Board may increase the number of shares of Common Stock that will be available for issuance under the 1991 Plan, subject to shareholder approval. No amendment or modification of the 1991 Plan, without approval of the shareholders of the Company, will be effective if shareholder approval of the amendment is then required pursuant to Rule 16b(3) under the Exchange Act or any successor rule,
Section 422 of the Code, or the rules of the National Association of Securities Dealers, Inc. Unless terminated earlier, the 1991 Plan will terminate at midnight on April 20, 2001. Options outstanding at the time the 1991 Plan is terminated will continue to be exercisable in accordance with their respective terms.

The 1991 Plan was further amended by the Board on February 1, 1996, to increase the number of shares authorized for issuance thereunder to 700,000 shares. The amendment of February 1, 1996, is expressly subject to the ratification by shareholders at the 1997 Annual Meeting. If shareholders do not ratify the amendment at the 1997 Annual Meeting, all options granted thereunder in excess of 300,000 shares become null and void.

A total of 157,500 options in excess of 300,000 have been issued pursuant to the 1991 Plan since the amendment by the Board in February 1996. These options have been granted principally in connection with the initial or continuing employment of financial and marketing officers and significant sales and regulatory affairs employees.

Should shareholders fail to ratify the amendment to the 1991 Plan, the Company would likely be required to compensate the employees for the loss of the options granted under the 1991 Plan in excess of 300,000 in order to retain the continuation of their services, and the Company would likely be severely constrained in its ability to attract and retain other employees necessary for the Company's continuing growth.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE AMENDMENT TO THE 1991 PLAN.

          PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed the firm of Ernst & Young LLP to act as principal independent accountants for the Company for the fiscal year ending September 30, 1997. This appointment will be submitted to the Company's shareholders for ratification. This firm has audited the financial statements of the Company for the fiscal year ended September 30, 1996, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company, nor have they had any connection during the past three years with the Company, in any capacity other than that of independent accountants and auditors. Ernst & Young LLP will have representatives at the 1997 Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of other independent auditors will be considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                            ADDITIONAL INFORMATION

All shareholder proposals intended to be included in the proxy materials for consideration at the 1998 Annual Meeting of Shareholders must be received by the Company no later than August 20, 1997. The Company suggests that all such proposals be sent to the Company by certified mail-return receipt requested.

A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996, as filed with the Securities and Exchange Commission is furnished with this Proxy Statement. Copies of that Report are also available without charge upon written request to Rochester Medical Corporation, 1500 Second Avenue NW, Stewartville, MN 55976, to the attention of Anthony J. Conway, President.

Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ Anthony J. Conway
                                             Anthony J. Conway,
                                             PRESIDENT

Dated: December 19, 1996


                        ROCHESTER MEDICAL CORPORATION

      THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE COMPANY

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 19, 1996, hereby appoints Anthony J. Conway and Philip J. Conway as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of Rochester Medical Corporation held of record by the undersigned on December 2, 1996, at the meeting of shareholders to be held at the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota on January 16, 1997, at 3:30 o'clock p.m. CST, and any adjournment(s) thereof.

1. ELECTION OF DIRECTORS

[ ] FOR all nominees listed below     [ ] WITHHOLD AUTHORITY
(except as marked to the contrary).   to vote for all nominees listed below.


    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
          STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

             DARNELL L. BOEHM   ANTHONY J. CONWAY    PETER R. CONWAY
           PHILIP J. CONWAY    RICHARD D. FRYAR    ROGER W. SCHNOBRICH

2. PROPOSAL TO RATIFY AMENDMENT TO 1991 STOCK OPTION PLAN

                    [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. PROPOSAL TO APPROVE ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

                    [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)

                       (CONTINUED FROM THE OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE ADOPTION OF PROPOSALS 2 AND 3.

                                                  PLEASE SIGN exactly as name
                                                  appears at the left. When
                                                  shares are held by joint
                                                  tenants, both should sign. If
                                                  signing as attorney, executor,
                                                  administrator or guardian,
                                                  please give full title as
                                                  such. If a corporation, please
                                                  sign in full corporate name by
                                                  president or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by an authorized person.

                                                  ______________________________

                                                  ______________________________


                                                  DATED: _________________, 19__


               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.